Exhibit 99.1

April 24, 2019

Echo Global Logistics Reports First Quarter 2019 Results
CHICAGO, April 24, 2019 (GLOBE NEWSWIRE) -- Echo Global Logistics, Inc. (NASDAQ: ECHO), a leading provider of technology-enabled transportation management services, today reported financial results for the quarter ended March 31, 2019.
"This was another strong quarter of profitability and cash flow for Echo," said Doug Waggoner, Chairman of the Board of Directors and Chief Executive Officer at Echo. "In an environment with lower truckload spot business and lower truckload rates, we improved net revenue margin, reduced SG&A costs, and increased free cash flow(1) compared to the prior year."

First Quarter 2019 Highlights

•	Revenue decreased 6.8% to $538.1 million from the first quarter of 2018; Net revenue(1) decreased 1.2% to $98.8 million from the first quarter of 2018

•	Less than truckload revenue increased 5.2% from the first quarter of 2018

•	Managed Transportation revenue increased 1.6% to $125.9 million and Transactional revenue decreased 9.0% to $412.1 million from the first quarter of 2018

•	Net revenue margin increased to 18.4% in the first quarter of 2019 from 17.3% in the first quarter of 2018

•	Net income decreased to $3.5 million, compared to $4.7 million in the first quarter of 2018

•	Fully diluted EPS decreased to $0.13 in the first quarter of 2019; non-GAAP fully diluted EPS(1) decreased to $0.38 in the first quarter of 2019

•	Adjusted EBITDA(1) declined 1.4% to $21.7 million, compared to $22.0 million in the first quarter of 2018

•	Free cash flow(1) increased to $17.7 million, up 75.7% from the prior year.
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(1)Represents a non-GAAP financial measure. For the definition and a discussion of each non-GAAP financial measure contained in this release, see "Non-GAAP Financial Measures." For a reconciliation of each non-GAAP financial measure to the nearest comparable GAAP financial measure, see the "Reconciliation of Non-GAAP Financial Measures" section of this release.

Summarized financial results and select operating metrics are as follows:

	Three Months Ended March 31,
Dollars in millions, except per share data	2019	2018	% change
	(unaudited)
Transactional revenue	$412.1	$453.1	(9.0)%
Managed Transportation revenue	125.9	124.0	1.6%
Revenue	538.1	577.1	(6.8)%

Transportation costs	439.3	477.2	(7.9)%
Net revenue(1)	98.8	99.9	(1.2)%

Commission expense	30.0	30.2	(0.6)%
Change in contingent consideration	0.3	0.1	480.0%
Stock compensation expense	2.8	2.5	11.6%
Other selling, general and administrative	47.1	47.8	(1.4)%
Selling, general and administrative expenses	80.2	80.5	(0.4)%

Depreciation	6.3	5.7	11.3%
Amortization	3.2	3.2	(2.4)%
Depreciation and amortization	9.5	8.9	6.3%

Income from operations	9.1	10.5	(13.3)%

Cash interest expense	1.4	1.7	(14.5)%
Non-cash interest expense	2.0	2.1	(4.6)%
Interest expense	3.4	3.8	(9.0)%
Income before provision for income taxes	5.7	6.7	(15.7)%
Income tax expense	(2.2)	(2.0)	8.5%
Net income	$3.5	$4.7	(26.0)%

Fully diluted EPS	$0.13	$0.17	(25.3)%
Diluted shares(1)	27.5	27.7
Note: Amounts may not foot due to rounding.
(1)See the "Reconciliation of Non-GAAP Financial Measures" and "Non-GAAP Financial Measures" sections of this release.

Reconciliation of Non-GAAP Financial Measures	Three Months Ended March 31,
Dollars in millions, except per share data	2019	2018	% change
	(unaudited)
Revenue	$538.1	$577.1	(6.8)%
Transportation costs	439.3	477.2	(7.9)%
Net revenue(1)	$98.8	$99.9	(1.2)%

Net income	$3.5	$4.7	(26.0)%
Depreciation	6.3	5.7	11.3%
Amortization	3.2	3.2	(2.4)%
Non-cash interest expense	2.0	2.1	(4.6)%
Cash interest expense	1.4	1.7	(14.5)%
Income tax expense	2.2	2.0	8.5%
EBITDA(1)	$18.6	$19.4	(4.3)%
Change in contingent consideration	0.3	0.1	480.0%
Stock compensation expense	2.8	2.5	11.6%
Adjusted EBITDA(1)	$21.7	$22.0	(1.4)%

Fully diluted EPS	$0.13	$0.17	(25.3)%
Change in contingent consideration	0.01	0.00	485.7%
Amortization	0.12	0.12	(1.4)%
Non-cash interest expense	0.07	0.08	(3.6)%
Stock compensation expense	0.10	0.09	12.6%
Tax effect of adjustments	(0.05)	(0.06)	17.6%
Non-GAAP fully diluted EPS(1)	$0.38	$0.40	(4.4)%

Cash generated from operations	$24.1	$17.7	36.2%
Capital expenditures	(6.4)	(7.6)	(16.2)%
Free cash flow(1)	$17.7	$10.1	75.7%

Operating Metrics
Net revenue margin	18.4%	17.3%	104	bps
Total employees	2,659	2,507	6.1%
Sales employees and agents	1,776	1,684	5.5%
Truckload (TL) revenue %	65.8%	69.4%	(355)	bps
Less than truckload (LTL) revenue %	28.8%	25.5%	328	bps
(1)See the "Non-GAAP Financial Measures" section of this release for the definition and a discussion of each Non-GAAP financial measure.
2019 Second Quarter and Full Year Guidance
"We expect revenue for the second quarter to be between $560 million and $600 million and we are updating our full year 2019 revenue guidance to be in the range of $2.30 billion to $2.50 billion," said Kyle Sauers, Chief Financial Officer at Echo.

Conference Call
A conference call, with accompanying presentation slides, will be broadcast live on April 24, 2019 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). Doug Waggoner, Chairman of the Board of Directors and Chief Executive Officer; Dave Menzel, President and Chief Operating Officer; and Kyle Sauers, Chief Financial Officer, will host the call. To participate in the call, dial 877-303-6235 (toll free) or 631-291-4837 (toll) and reference "Echo Global Logistics." To listen to a live webcast of the call, visit the Echo website at http://ir.echo.com. A replay of the webcast will be available for one year following the live webcast in the Investor Relations section of the Echo website. To listen to an audio replay, call 855-859-2056 (toll free) or 404-537-3406 (toll) and enter conference ID 6496114. The audio replay will be available through May 1, 2019.

Non-GAAP Financial Measures
This release includes the following financial measures defined as "Non-GAAP financial measures" by the Securities and Exchange Commission (the "SEC"): Net revenue, EBITDA, Adjusted EBITDA, Non-GAAP fully diluted EPS and Free cash flow. Net revenue is calculated as revenue less transportation costs. EBITDA is defined as net income excluding the effects of depreciation, amortization, cash and non-cash interest expense and income taxes. Adjusted EBITDA is defined as EBITDA (as previously defined) excluding the effects of changes in contingent consideration and stock compensation expense. Non-GAAP fully diluted EPS is defined as fully diluted EPS excluding changes in contingent consideration, amortization, non-cash interest expense, stock compensation expense and the tax effect of these adjustments. Free cash flow is defined as net cash provided by operating activities reduced by capital expenditures. We believe such measures provide useful information to investors because they provide information about the financial performance of the Company's ongoing business.
Net revenue, EBITDA, Adjusted EBITDA, Non-GAAP fully diluted EPS and Free cash flow are used by management in its financial and operational decision-making and evaluation of overall operating performance. These measures may be different from similar measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of each non-GAAP financial measure to the nearest comparable GAAP financial measure, see "Reconciliation of Non-GAAP Financial Measures" included in this release.

Forward-Looking Statements
All statements made in this release, other than statements of historical fact, are or may be deemed to be forward-looking statements. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. These statements are based on current plans and expectations of Echo Global Logistics and involve risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from any future results, performance or achievements expressed or implied by these statements. Information concerning these risks, uncertainties and other factors is contained under the headings "Risk Factors" and "Forward-Looking Statements" and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2018, and other filings with the SEC.

Echo Global Logistics, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	2019	2018
In thousands, except per share data	(unaudited)
Revenue	$538,083	$577,091

Costs and expenses:
Transportation costs	439,317	477,168
Selling, general and administrative expenses	80,195	80,518
Depreciation and amortization	9,468	8,905
Income from operations	9,103	10,500
Interest expense	(3,413)	(3,750)
Income before provision for income taxes	5,690	6,749
Income tax expense	(2,194)	(2,023)
Net income	$3,497	$4,727

Basic earnings per share	$0.13	$0.17
Diluted earnings per share	$0.13	$0.17
Note: Amounts may not foot due to rounding.

Echo Global Logistics, Inc.
Condensed Consolidated Balance Sheets

	March 31, 2019	December 31, 2018
In thousands	(unaudited)
Cash and cash equivalents	$37,595	$40,281
Accounts receivable, net of allowance for doubtful accounts	334,949	337,426
Other current assets	10,877	16,025
Total noncurrent assets	501,622	484,593
Total assets	$885,044	$878,325

Accounts payable	$218,993	$216,280
Other current liabilities	47,968	50,627
Convertible notes, net	177,300	183,168
Other noncurrent liabilities	57,083	38,319
Stockholders’ equity	383,700	389,932
Total liabilities and stockholders’ equity	$885,044	$878,325
Note: Amounts may not foot due to rounding.

Echo Global Logistics, Inc.
Condensed Consolidated Statements of Cash Flows

	Three Months Ended March 31,
	2019	2018
In thousands	(unaudited)
Net cash provided by operating activities	$24,076	$17,684
Net cash used in investing activities	(6,415)	(7,612)
Net cash used in financing activities	(20,348)	(984)
(Decrease)/Increase in cash and cash equivalents	(2,686)	9,088
Cash and cash equivalents, beginning of period	40,281	23,515
Cash and cash equivalents, end of period	$37,595	$32,603
Note: Amounts may not foot due to rounding.

About Echo Global Logistics
Echo Global Logistics, Inc. (NASDAQ: ECHO) is a leading provider of technology-enabled transportation and supply chain management services. Headquartered in Chicago with more than 30 offices around the country, Echo offers freight brokerage and Managed Transportation solutions for all major modes, including truckload, partial truckload, LTL, intermodal and expedited. Echo maintains a proprietary, web-based technology platform that compiles and analyzes data from its network of over 50,000 transportation providers to serve clients across a wide range of industries and simplify the critical tasks involved in transportation management. For more information on Echo Global Logistics, visit: www.echo.com.
ECHO: Earnings
INVESTOR RELATIONS CONTACTS:
Kyle Sauers
Chief Financial Officer
Echo Global Logistics
312-784-7695
Zach Jecklin
VP of Strategy
Echo Global Logistics
312-784-2046

MEDIA RELATIONS:
Christopher Clemmensen
SVP of Marketing
Echo Global Logistics
312-784-2132